UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2020

APi Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39275	98-1510303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Old Highway 8 NW New Brighton, MN		55112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (651) 636-4320

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	APG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On December 31, 2020, the Board of Directors (“Board”) of APi Group Corporation (the “Company”) approved a stock dividend of 12,447,912 shares of the Company’s common stock (the “Common Stock”) with respect to the Company’s 4,000,000 shares of Series A preferred stock currently outstanding (the “Preferred Stock”). As previously disclosed, the holder of the Preferred Stock is entitled to receive the first annual dividend amount on the Preferred Stock equal to 20% of the appreciation, if any, of the average market price per share of the Common Stock over the Company’s initial offering price of $10.00 per share multiplied by 141,194,638 (being the Preferred Share Dividend Equivalent established in the Company’s Certificate of Incorporation) (the “Annual Dividend Amount”). The dividend price was $17.8829 (calculated based upon the volume weighted average share price over the last ten trading days of the year) (the “Dividend Price”). In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated stock price, if any, compared to the highest Dividend Price previously used in calculating the Annual Dividend Amount. Consistent with the Company’s previously disclosed intention, the Board elected to settle the 2020 Annual Dividend Amount in shares of Common Stock which were issued on January 4, 2021. After giving effect to such issuance (but before giving effect to the issuance of any shares of Common Stock upon vesting of the Company’s restricted stock units on January 1, 2021), the Company has 180,499,936 shares of Common Stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API GROUP CORPORATION

By:	/s/ Thomas A. Lydon
Name Thomas A. Lydon
Title: Chief Financial Officer

Date: January 4, 2021